Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) dated October 23, 2020 and related Prospectus of Genuine Parts Company for the registration of common stock, preferred stock, depositary shares, and debt securities and to the incorporation by reference therein of our report dated February 21, 2020, except for the effects of discontinued operations as discussed in Note 1 and Note 12, as to which the date is October 23, 2020, with respect to the consolidated financial statements of Genuine Parts Company and Subsidiaries included in its Current Report on Form 8-K dated October 23, 2020, and our report dated February 21, 2020, with respect to the effectiveness of internal control over financial reporting of Genuine Parts Company and Subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2019, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

October 23, 2020